Exhibit 5.1

October 7, 2025 Bed Bath & Beyond, Inc. 433 W. Ascension Way, 3rd Floor Murray, Utah 84123

Re:	Bed Bath & Beyond, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Bed Bath & Beyond, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”), being filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 6,884,548 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon the exercise of warrants (the “Warrants”) issued by the Company pursuant to a warrant agreement among the Company and Computershare Inc., and its affiliate, Computershare Trust Company, N.A., dated October 7, 2025 (the “Warrant Agreement”).

In connection herewith, we have examined:

(1)	the Registration Statement and the related form of prospectus included therein, including all exhibits thereto, in the form in which it was transmitted to the SEC under the Securities Act;

(2)	the Warrant Agreement;

(3)	the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”); and

(4)	the Fifth Amended and Restated Bylaws of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form have been filed with the SEC on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Registration Statement and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter have been duly authorized by and have been duly executed and delivered by all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the shares of Common Stock.

Bed Bath & Beyond, Inc. October 7, 2025 Page 2
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that, assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued and paid for upon exercise of the Warrants against payment therefor as set forth in the Warrant Agreement, will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)
Our opinion herein reflects only the application of the Delaware General Corporation Law (“DGCL”) (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL), but excluding in each case the securities and blue sky laws of such states, as to which we express no opinion. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement.  We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with such agencies of such jurisdictions as you deem necessary in the course of complying with the laws of such jurisdictions regarding the offering and sale of the Warrants and Warrant Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, /s/ Bryan Cave Leighton Paisner LLP